Exhibit 5.1

Top Wealth Group Holding Limited	D +852 3656 6054
E nathan.powell@ogier.com
D +852 3656 6023
E janice.chu@ogier.com
Reference: JTC/SWL/512726.00001

September 11 2026

Dear Sirs

Top Wealth Group Holding Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with an at-the-market offering (the Offering) in the United States of class A ordinary shares of the Company of US$0.009 per share (the Shares) as described in the Registration Statement and the Prospectus (each, as defined below. This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). The headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the Company’s registration statement on Form F-3 (File No. 333-296301) initially filed with the U.S. Securities and Exchange Commission (the Commission) on May 28, 2026 and declared effective, as amended, by the Commission on June 26, 2026 (the Registration Statement);

(b)	the Company’s prospectus included in the Registration Statement (the Base Prospectus), as supplemented from time to time and as most recently supplemented pursuant to a prospectus supplement filed pursuant to Rule 424(b) and dated September 10 relating to the Offering of the Shares pursuant to the Sales Agreement (defined below) (the Supplement, and together with the Base Prospectus, the Prospectus);

(c)	the certificate of incorporation of the Company dated 1 February 2023 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	the third amended and restated memorandum and articles of association of the Company adopted by the special resolution passed on 7 August 2026 (the Memorandum and Articles);

(e)	a certificate of good standing dated 7 September 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(f)	a copy of the register of directors and officers of the Company as provided to us on 4 September 2026 (the ROD);

(g)	copies of the listed shareholder list of the Company in respect of Class A Ordinary Shares and Class B Ordinary Shares (as defined below) as provided to us 9 September 2026 (the ROM, and together with the ROD, the Registers);

(h)	a copy of the written resolutions of all of the directors of the Company dated 5 February 2026 approving among others; the Company’s filing of the Registration Statement and the issuance of the Securities;

(i)	a copy of the written resolutions of all of the directors of the Company dated September 10 2026 approving the Offering and the Sales Agreement (together with item (h), the Board Resolutions);

(j)	a certificate dated September 10 2026 as to certain matters of fact signed by a director of the Company (the Director’s Certificate);

(k)	the at the market sales agreement dated 8 September 2026 between the Company and Chaince Securities, LLC (the Sales Agreement).

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	all copies of the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Offering and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(i)	the Company will issue the Shares in furtherance of its objects as set out in its Memorandum;

(j)	the Company will have sufficient authorized but unissued share capital to effect the issue of any of the Shares at the time of issuance;

(k)	all parties other than the Company have the capacity, power and authority to enter into and perform their obligations under all documents entered into by such parties in connection with the Sales Agreement, and the due execution and delivery thereof by each party thereto have been duly authorised;

(l)	the Sales Agreement been, or will be, authorised and duly executed and unconditionally delivered by an authorised person for and on behalf of all relevant parties (including the Board (as defined below)) in accordance with all relevant laws;

(m)	the Sales Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws(the Relevant Law) (other than, with respect to the Company, the laws of the Cayman Islands);

(n)	the choice of the Relevant Law as the governing law of the Sales Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands);

(o)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Shares and none of the Shares have been offered or issued to residents of the Cayman Islands;

(p)	all necessary corporate action will be taken to authorize and approve any issuance of Shares and the terms of the offering of such Shares thereof and any other related matters will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(q)	upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(r)	the Company is, and after the issuance (where applicable) of the Shares, will be able to pay its liabilities as they fall due; and

(s)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is US$495,000,000 divided into 50,000,000,000 Class A Ordinary Shares of US$0.009 each (the Class A Ordinary Shares) and 5,000,000,000 Class B ordinary shares of US$0.009 each (the Class B Ordinary Shares).

Corporate Authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance and sale of the Shares under the Sales Agreement.

Class A Ordinary Shares

(d)	With respect to the Class A Ordinary Shares, when

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Class A Ordinary Shares, the terms of the offering of the Class A Ordinary Shares and any other related matters;

(ii)	the provisions of the memorandum and articles of association of the Company then in effect, the Registration Statement and any relevant prospectus supplement, and the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Class A Ordinary Shares) has been made; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Class A Ordinary Shares as fully paid shares and the subscription price of such Class A Ordinary Shares (being not less than the par value of the Class A Ordinary Shares) has been fully paid in cash or other consideration approved by the Board, the Class A Ordinary Shares will be recognised as having been duly authorized and validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance execution or performance of the Company’s obligations under the Registration Statement or Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to our firm under the headings “Cayman Islands Taxation” and “Legal Matters” of the Registration Statement.

6.2	This opinion may be used only in connection with the offer and sale of the Shares and while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier